UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2018

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10765	23-2077891
(State or other jurisdiction of	(Commission	(I.R.S. Employer
Incorporation or Organization)	File Number)	Identification No.)

UNIVERSAL CORPORATE CENTER

367 SOUTH GULPH ROAD

KING OF PRUSSIA, PENNSYLVANIA 19406

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure and Compensatory Arrangements of a Certain Officer

(b)  On December 6, 2018, the Company announced the impending retirement of Debra K. Osteen, Executive Vice President and President of the Behavioral Health Division.  At that time, in conjunction with Ms. Osteen’s planned retirement, which was scheduled for January 31, 2019, the Company had entered into a separation and consulting agreement (“Agreement”).

Ms. Osteen has since advised the Company that, in lieu of retirement, she has elected to assume a position with another company in the behavioral health industry. Towards that end, Ms. Osteen rescinded the Agreement within the statutory time period for rescission and has resigned her employment with the Company effective close of business Thursday, December 13, 2018. As a result of such resignation and rescission of the Agreement, all of Ms. Osteen’s unvested options have terminated and she will not be entitled to any severance payments or other compensation from the Company, as provided for pursuant to the terms of the Agreement.

As announced in the previous 8-K, Alan Miller, Chief Executive Officer, and Marc Miller, President, will assume and share the interim responsibilities for the Behavioral Health Division in conjunction with Senior Vice Presidents of the Division. The Company has commenced a search for a permanent replacement to lead the Behavioral Health Division.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Health Services, Inc.

By:	/s/ Steve Filton
Name: Steve Filton
Title: Executive Vice President and Chief Financial Officer

Date: December 17, 2018